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                                                                     EXHIBIT 15

            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION


CBRL Group, Inc.
Hartmann Drive
Lebanon, Tennessee 37088-0787

         We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CBRL Group, Inc. (formerly Cracker Barrel Old Country Store, Inc.) and subsidiaries for the quarters ended April 30, 1999 and May 1, 1998, as indicated in our report dated June 4, 1999; because we did not perform an audit, we expressed no opinion on that information.

         We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 1999, is being used in this Registration Statement.

         We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
July 1, 1999